                            SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                                (Amendment No.___)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-b(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          U.S. FRANCHISE SYSTEMS, INC.
            -------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                  NOT APPLICABLE
               -------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than Registrant)

     Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)  Title of each class of securities to which transaction applies:

        2)  Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

        4)  Proposed maximum aggregate value of transaction:

        5)  Total fee paid:
[ ]  Fee paid previously with preliminary materials.

[] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

        2)  Form, Schedule or Registration Statement No.:

        3)  Filing Party:

        4)  Date Filed:

------------------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                          U.S. FRANCHISE SYSTEMS, INC.



                                  May 26, 1998

Dear Stockholder:

     This year's Annual Meeting of Stockholders ("Annual Meeting") of U.S. Franchise Systems, Inc. (the "Company") will be held on Friday, June 26, 1998 at 4:00 p.m., local time, at the Company's offices, 13 Corporate Square, Suite 250, Atlanta, Georgia 30329. You are cordially invited to attend.

     The Notice of Annual Meeting and a Proxy Statement, which describe the formal business to be conducted at the Annual Meeting, follow this letter.

     After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign and return the enclosed proxy or attend the Annual Meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders are important.

     A copy of the Company's 1997 Annual Report is also enclosed for your information.

     We look forward to seeing you at the Annual Meeting.

                                                       VERY TRULY YOURS,

                                                       /s/ Michael A. Leven

                                                       Michael A. Leven
                                                       CHAIRMAN OF THE BOARD

                          U.S. FRANCHISE SYSTEMS, INC.
                         13 Corporate Square, Suite 250
                             Atlanta, Georgia 30329

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 26, 1998

     The annual meeting of shareholders of U.S. Franchise Systems, Inc. (the "Company") will be held on Friday, June 26, 1998 at 4:00 p.m., at the Company's offices, 13 Corporate Square, Suite 250, Atlanta, Georgia 30329, for the following purposes:

     (1) To elect ten (10) directors to constitute the Board of Directors, to serve for a term of one year and until their successors are elected and qualified;

     (2) To approve an amendment to the Company's Amended and Restated 1996 Stock Option Plan to increase the number of shares of Class A Common Stock available for grant thereunder from 325,000 shares to 725,000 shares;

     (3) To approve the award of performance-based options to purchase an aggregate of 26,886 shares of Class A Common Stock to Steven Romaniello, the Company's Executive Vice President -Franchise Sales and Development and a Director; and

     (4) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only shareholders of record at the close of business on May 15, 1998 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

     A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

                                       BY ORDER OF THE BOARD OF DIRECTORS,

                                       /s/ Michael A. Leven

                                       Michael A. Leven, Chairman of the Board

ATLANTA, GEORGIA
May 26, 1998

    PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

                          U.S. FRANCHISE SYSTEMS, INC.
                         13 Corporate Square, Suite 250
                             Atlanta, Georgia 30329

                         ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 26, 1998

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of U.S. Franchise Systems, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on Friday, June 26, 1998, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying notice of the meeting. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about May 26, 1998. The address of the principal executive offices of the Company is 13 Corporate Square, Suite 250, Atlanta, Georgia 30329.

     Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted and will be voted in accordance with the shareholder's directions specified thereon. Where no direction is specified, proxies will be voted for the election of the nominees named below to constitute the entire Board of Directors, for approval of the amendment to the Amended and Restated 1996 Stock Option Plan and for the approval of the award of performance-based options to Steven Romaniello. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates.

     The record of shareholders entitled to vote at the annual meeting was taken on May 15, 1998. On that date the Company had outstanding and entitled to vote 12,917,194 shares of Class A Common Stock, $.01 par value per share (the "Class A Common Stock"), and 2,707,919 shares of Class B Common Stock $.01 par value per share (the "Class B Common Stock," collectively the Class A Common Stock and the Class B Common Stock are hereinafter referred to as the "Common Stock"). Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes.

     On March 12, 1998, the Company completed a series of transactions which enabled it to acquire the entire interest in the Hawthorn Suites brand of hotels. The transaction (the "HSA Acquisition") was structured as a reverse acquisition, whereby U.S. Franchise Systems, Inc. ("USFS") was merged into USFS Hawthorn, Inc., a Delaware corporation incorporated on November 26, 1997 ("USH"), pursuant to an Agreement and Plan of Merger dated as of December 9, 1997 by and between USFS and USH. Immediately following consummation of the HSA Acquisition, USH changed its name to U.S. Franchise Systems, Inc. The term "the Company" when used herein, refers to USFS before the HSA Acquisition, and, following completion of the HSA Acquisition, to USH as the surviving corporation in the HSA Acquisition and as the successor to the business of USFS.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of May 1, 1998 by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock; (ii) each director of the Company; (iii) each Named Executive Officer (as defined herein); and (iv) all directors and executive officers of the Company as a group. Each share of Class B Common Stock is entitled to ten votes per share.

                                            SHARES OF                        SHARES OF                         PERCENT
                NAME OF                      CLASS A        PERCENT OF        CLASS B        PERCENT OF       OF TOTAL
           BENEFICIAL OWNER              COMMON STOCK(1)       CLASS      COMMON STOCK(1)       CLASS       VOTING POWER
---------------------------------------  ----------------  -------------  ----------------  -------------  ---------------
Michael A. Leven.......................        910,617(2)          7.0%       1,509,473(3)         55.7%           40.0%
Neal K. Aronson........................        916,811(4)          7.1        1,509,473(5)         55.7            40.0
Dean Adler.............................         71,500(6)            *                  0             0               *
Irwin Chafetz..........................        292,100(7)          2.3                  0             0               *
James Darby............................          6,250(8)            *                  0             0               *
Douglas G. Geoga.......................                0             0                  0             0               0
Richard D. Goldstein...................        511,555(9)          4.0                  0             0               *
David T. Hamamoto......................       437,500(10)          3.4                  0             0               *
Andrea Leven...........................       233,032(11)          1.8         770,801(12)         28.5
Jeffrey A. Sonnenfeld..................          7,000(7)            *                  0             0               *
Barry S. Sternlicht....................       301,770(13)          2.3                  0             0               *
Steven Romaniello......................       194,716(14)          1.5                  0             0               *
David E. Shaw, Sr......................       109,499(15)            *                  0             0               *
H Suites Associates, Inc...............     2,222,222(16)         17.2                  0             0             5.6
All officers and directors as a group
  (12 persons)**.......................        3,351,776          25.9          2,707,919         100.0            76.1

------------------------

* Represents less than 1% of the outstanding shares, both in number and in terms of voting power.

**  Duplications eliminated.

(1) "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within sixty days of May 1, 1998. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below.

(2) Consists of (i) 123,805 Restricted Shares (as defined herein) held directly by Mr. Leven and as to which Mr. Leven has sole voting power, (ii) 233,032 Restricted Shares held by Mr. Leven's wife, which are voted by Mr. Leven,
    (iii) 346,461 Unrestricted Shares (as defined herein), which have been reallocated to other members of management and are voted in the same manner that Mr. Leven votes his shares, (iv) 95,972 shares that were designated as Restricted Shares pursuant to Mr. Leven's Old Stock Purchase Agreement (as defined herein), which have been reallocated to other members of management and by virtue of the 1996 Amendment (as defined herein) are voted in the same manner that Mr. Leven votes his Unrestricted Shares, and (v) 111,347 Restricted Shares owned by Mr. Aronson, which are voted by Mr. Leven. Mr. Leven's business address is 13 Corporate Square, Suite 250, Atlanta, Georgia 30329.

(3) Consists of (i) 427,665 Unrestricted Shares, as to which Mr. Leven has sole voting power, (ii) 770,801 shares held by Mr. Leven's wife as Unrestricted Shares, which are voted by Mr. Leven, and (iii) 311,007 Unrestricted Shares owned by Mr. Aronson, which are voted by Mr. Leven.

(4) Consists of (i) 589,865 Restricted Shares held directly by Mr. Aronson and as to which Mr. Aronson has sole voting power, (ii) 95,972 shares that were designated as Restricted Shares pursuant to Mr. Aronson's Old Stock Purchase Agreement, which have been reallocated to other members of management and by virtue of the 1996 Amendment are voted by them in the same manner that Mr. Aronson votes his shares and (iii) 230,974 shares that were designated as Unrestricted Shares under the Old Stock Purchase Agreements, which have been reallocated to other members of management and are voted by them in the same manner that Mr. Aronson votes his shares. Mr. Aronson has transferred voting power to Mr. Leven with respect to 111,347 of such shares. Mr. Aronson's business address is 13 Corporate Square, Suite 250, Atlanta, Georgia 30329.

(5) Consists of 1,509,473 shares designated as Unrestricted Shares, of which Mr. Aronson has sole voting power as to 1,198,466 shares and has transferred voting power to Mr. Leven as to 311,007 shares.

(6) Includes (i) stock options for 2,000 shares of Class A Common Stock at $13.50 per share which are fully vested and (ii) 62,500 shares of Class A Common Stock owned collectively by Lubert-Adler Real Estate Opportunity Fund L.P., Lubert-Adler Real Estate Opportunity Fund II, L.P. and Lubert-Adler Capital Real Estate Opportunity Fund, L.P., entities controlled by Mr. Adler.

(7) Includes stock options for 2,000 shares of Class A Common Stock at $13.50 per share which are fully vested.

(8) Consists of stock options for 6,250 shares of Class A Common Stock exercisable at a price of $9.63 per share which vested on January 20, 1998.

(9) Such shares consist of (i) 159,555 shares owned by G2 Investment Partners ("G2"), an investment partnership of which Mr. Goldstein is a general partner, (ii) stock options for 2,000 shares of Class A Common Stock at $13.50 per share which are fully vested and (iii) 350,000 shares owned by Alpine Hospitality Equities LLC ("Alpine Equities"). Mr. Goldstein shares voting and investment power with respect to shares owned by both G2 and Alpine Equities.

(10)Represents shares owned by Sextant Trading LLC, an entity owned beneficially by NorthStar Capital Investment Corp. (together with its affiliates, "NorthStar"), of which Mr. Hamamoto is a director. Mr. Hamamoto disclaims beneficial ownership of these shares.

(11)Represents shares that were designated under Mr. Leven's Old Stock Purchase Agreement as Restricted Shares and which have been transferred to Mrs. Leven. Pursuant to a voting agreement, Mrs. Leven has transferred voting power with respect to these shares to Mr. Leven. Mrs. Leven's business address is 13 Corporate Square, Suite 250, Atlanta, Georgia 30329, c/o U.S. Franchise Systems, Inc.

(12)Represents shares of Class B Common Stock that were originally designated as Unrestricted Shares under Mr. Leven's Old Stock Purchase Agreement, which were subsequently transferred to Mrs. Leven and which, pursuant to a voting agreement, are voted by Mr. Leven.

(13)Such shares consist of (i) 299,770 shares owned by Starwood Opportunity Fund II, L.P., a Delaware limited partnership whose general partner is Starwood Capital, which is indirectly controlled by Mr. Sternlicht and (ii) stock options for 2,000 shares of Class A Common Stock at $13.50 per share which are fully vested.

(14)Consists of (i) 5,000 shares as to which Mr. Romaniello has sole voting and investment power, (ii) 147,883 Unrestricted Shares, of which 88,730 shares must be voted in the same manner as Mr. Leven votes his shares and 59,153 shares which must be voted in the same manner as Mr. Aronson votes his shares, (iii) 40,333 Restricted Shares, of which 20,167 shares must be voted in the same manner as Mr. Leven votes his shares and 20,166 shares which must be voted in the same manner as Mr. Aronson votes his shares and (iv) stock options for 1,500 shares Class A Common Stock at $13.50 per share which are fully vested.

(15)Consists of (i) 1,200 shares as to which Mr. Shaw has sole voting and investment power, (ii) 80,662 Unrestricted Shares, of which 48,397 shares must be voted in the same manner as Mr. Leven votes his shares and 32,265 shares which must be voted in the same manner as Mr. Aronson votes his shares, (iii) 26,887 Restricted Shares, of which 13,444 shares must be voted in the same manner as Mr. Leven votes his shares and 13,443 shares which must be voted in the same manner as Mr. Aronson votes his shares and (iv) stock options for 750 shares of Class A Common Stock at $13.50 per share which are fully vested.

(16)Includes (i) 2,199,775 shares owned by H Suites Associates, Inc. (formerly known as Hawthorn Suites Associates, Inc.) ("HSA") and (ii) 22,447 shares owned by HSA Properties, Inc. ("HPI"), an affiliate of HSA. HSA's business address is 200 West Madison Street, Suite 3800, Chicago, Illinois 60606.

MANAGEMENT'S SHARES OF COMMON STOCK

     BACKGROUND. Messrs. Leven and Aronson are parties to certain agreements, described below, which among other things, govern the voting of, and impose forfeiture provisions upon, shares of Common Stock of the Company (some of which shares have since been repurchased by the Company and reissued to members of management).

     On October 5, 1995, Messrs. Leven and Aronson purchased 5,485,259 shares or 51% of the Class A Common Stock then outstanding for an aggregate purchase price of $567,245 or $0.1034 per share (the "Original Issue Price"). Twenty-five percent (25%) of such Class A Common Stock was acquired by Messrs. Leven and Aronson outright (i.e., without restriction on their ability to vote or receive dividends with respect to such shares and free of any risk of forfeiture), although a limited number of such shares could be repurchased from Messrs. Leven and Aronson and reissued to other employees under certain circumstances described below (the "Unrestricted Shares"). Immediately following such acquisition, Mr. Leven owned 15% and Mr. Aronson owned 10% of the then outstanding Class A Common Stock in the form of Unrestricted Shares. The remaining shares of Class A Common Stock acquired by Messrs. Leven and Aronson, representing 26% of such Class A Common Stock at the time of such acquisition, were subject to significant restrictions with respect to voting and dividend rights and substantial risks of forfeiture (the "Restricted Shares"), as described below. Mr. Leven and Mr. Aronson each acquired 13% of the then outstanding Class A Common Stock in the form of Restricted Shares. On August 23, 1996, the Board of Directors voted to amend the respective Employee Stock Purchase Agreements pursuant to which Messrs. Leven and Aronson purchased the Class A Common Stock (the "Old Stock Purchase Agreements") to eliminate the restrictions with respect to one-half of the Restricted Shares (the "1996 Amendment"). See " -- 1996 Amendment" below for a description of the amendment.

     RESALE OF SHARES TO OTHER MANAGEMENT. The Old Stock Purchase Agreements provide that Unrestricted Shares representing 5% of the Class A Common Stock then outstanding and Restricted Shares representing 6% of the Class A Common Stock then outstanding could be repurchased by the Company from Messrs. Leven and Aronson at the Original Issue Price and then reissued to other members of the Company's management at fair market value. As of April 1, 1998, a total of approximately 826,833 shares of outstanding Class A Common Stock have been repurchased from Messrs. Leven and Aronson and reissued to other members of management. By virtue of the 1996 Amendment, members of management who acquired these shares are required to vote those shares that are Restricted Shares, on a one vote per share basis, one-half in the same manner as Mr. Leven votes his shares and one-half as Mr. Aronson votes his shares. With respect to those shares that are Unrestricted Shares, the management holders continue to be required to vote 60% of such shares in the manner that Mr. Leven votes his shares and 40% in the manner that Mr. Aronson votes his shares. The Company's right to cause the redemption and reissuance of the remaining shares was eliminated by the 1996 Amendment. All shares which have been repurchased from Messrs. Leven and Aronson and reissued to other members of management pursuant to the Old Stock Purchase Agreements are subject to a vesting schedule, which provides that Unrestricted Shares vest over a five year period and Restricted Shares vest over a ten year period, in each case provided that the management employee remains employed by the Company (and with Restricted Shares subject to further vesting requirements based on the Company's performance). Any unvested shares that are forfeited upon the termination of such employment are to be repurchased by the Company and resold to Mr. Leven or Mr. Aronson, as the case may be (depending on who owned the shares originally), at the Original Issue Price. In the event any of such shares are forfeited and reissued to Messrs. Leven or Aronson at the Original Issue Price, the Company will recognize compensation expense for the difference between the Original Issue Price and the market value of the stock on the date such shares are repurchased by Messrs. Leven and Aronson. Upon such resale, the shares will continue as Unrestricted Shares or Restricted Shares in the same manner as had they not been so forfeited. As of April 1, 1998, 57,807 unvested shares have been repurchased by the Company but Messrs. Leven and Aronson have waived their rights to such shares.

     UNRESTRICTED SHARES. Following the 1996 Amendment, there are no restrictions on the Unrestricted Shares held by Messrs. Leven and Aronson and their permitted transferees, and such shares may not be repurchased from Messrs. Leven and Aronson and reissued to other members of management.

     RESTRICTED SHARES. The Old Stock Purchase Agreements imposed, and the Old Stock Purchase Agreements as amended by the 1996 Amendment (the "Amended Stock Purchase Agreements") impose substantial risks of forfeiture on Restricted Shares. Messrs. Leven and Aronson are entitled to vote all Restricted Shares (on a one vote per share basis), including Restricted Shares which have been reallocated to other members of management as provided above, prior to such shares being "earned" by the holders thereof, and to receive dividends thereon. See "-- 1996 Amendment."

     Under both the Old Stock Purchase Agreements and the Amended Stock Purchase Agreements, Restricted Shares become "Earned Shares" upon the Company's attaining certain performance criteria. However, notwithstanding that they have been "earned," Earned Shares (other than the Class A Common Stock that was deemed to have been earned by virtue of the 1996 Amendment) will be forfeited if the management holder of such shares (including either of Messrs. Leven or Aronson) resigns from his or her employment with the Company without "good reason" or is terminated for "cause" prior to the tenth anniversary of the date such shares were acquired by the holder thereof from the Company ("Termination Forfeiture"). See " -- 1996 Amendment."

     Pursuant to the 1996 Amendment, one-half of the Restricted Shares were deemed to be Unrestricted Shares.

     Under both the Old Stock Purchase Agreements and the Amended Stock Purchase Agreements, Earned Shares will be permanently vested (i.e., they will no longer be subject to Termination Forfeiture) on September 29, 2005. Any Restricted Shares that have not become Earned Shares by September 29, 2005 must be redeemed by the Company at the Original Issue Price and offered to the original investors (the "Original Investors") of the Company (other than Messrs. Leven and Aronson) pro rata at the Original Issue Price based on their original holdings of Old Common Stock. In addition, upon the occurrence of a Termination Forfeiture with respect to Mr. Leven or Mr. Aronson, such person's Restricted Shares must be redeemed by the Company and so offered to the Original Investors.

     Under both the Old Stock Purchase Agreements and the Amended Stock Purchase Agreements, if substantially all of the Company's stock or assets are transferred or sold, or upon a business combination, any remaining Restricted Shares will automatically become Unrestricted Shares to the extent that value for the entire Company indicated by the gross sale price in such transaction results in an internal rate of return to the Original Investors of at least 40% on a compounded annual basis (after taking into account the amount and timing of all distributions and payments received by such Original Investors from the Company, after considering Unrestricted and Earned Shares then held by Messrs. Leven and Aronson, and after giving effect to Restricted Shares that become Unrestricted Shares as a result of such transaction).

     1996 AMENDMENT. On October 30, 1996, the Company and Messrs. Leven and Aronson amended their respective Old Stock Purchase Agreements. The 1996 Amendment provided that (i) one-half of their Restricted Shares will be deemed to be Unrestricted Shares, notwithstanding the fact that certain performance criteria had not been met, (ii) their remaining Restricted Shares will become Earned Shares at the rate of 1/13 of all of the remaining number of Restricted Shares (including the Restricted Shares held by other members of management) for every $1,000,000 of annual Adjusted EBITDA of the Company (defined as earnings before interest, taxes, depreciation, amortization and other non-cash charges, adjusted to exclude one-time or non-recurring expenses or credits), but only after Adjusted EBITDA for a fiscal year equals or exceeds $14,000,000, (iii) the Unrestricted Shares held by Messrs. Leven and Aronson and by Mr. Leven's wife, including the Unrestricted Shares referred to in clause (i) above, will be shares of Class B Common Stock (with ten votes per share), (iv) the remaining Restricted Shares held by Messrs. Leven and Aronson will be Class A Common Stock (with one vote per share), including if and when such shares become Earned Shares, and will continue to be subject to Termination Forfeiture, (v) Messrs. Leven and Aronson will have the right to vote their Restricted Shares and to receive dividends, if any, declared thereon before they become Earned Shares, (vi) no additional shares will be repurchased from Messrs. Leven and Aronson and reissued to other members of management and (vii) in calculating Adjusted EBITDA for any given year, there generally shall be subtracted 10% of the consideration paid by the Company in connection with any future acquisitions by the Company and/or its subsidiaries of another corporation or other entity. As part of the 1996 Amendment, one-half of the Restricted Shares previously allocated to other members of management were also be deemed to be Unrestricted Shares. Such shares, representing approximately 1.6% of the Class A Common Stock outstanding as of April 1, 1998, will be voted by the management holders thereof 60% in the same manner that Mr. Leven votes his shares, and 40% in the same manner that Mr. Aronson votes his shares. As to any

Restricted Shares still held by such management holders, 50% of such shares will be voted by the management holders thereof in the same manner that Mr. Leven votes his shares and 50% will be voted in the same manner Mr. Aronson votes his shares.

     CERTAIN OTHER AGREEMENTS RELATING TO COMMON STOCK. In connection with the HSA Acquisition, HSA, HPI, Michael A. Leven, Neal K. Aronson and the Company entered into a shareholders agreement (the "HSA Shareholders Agreement"). Pursuant to the HSA Shareholders Agreement, the Pritzker family related entities parties thereto have agreed, subject to certain exceptions, not to, directly or indirectly, offer, sell, exchange, pledge, hypothecate, encumber, transfer, assign or otherwise dispose of any of the shares of Class A Common Stock received by them in the HSA Acquisition until March 12, 2000. In addition, pursuant to the HSA Shareholders Agreement such entities have agreed to certain standstill provisions on customary terms with respect to the acquisition of additional shares of Common Stock, and have been granted certain tag-along rights on customary terms in connection with sales of Common Stock by Mr. Leven or Mr. Aronson and certain other holders of Common Stock and have been granted certain demand registration rights and piggy-back registration rights on customary terms.

     In connection with the establishment of Constellation Development Fund LLC (the "Development Fund"), the Company issued shares of Class A Common Stock to Lubert-Adler Real Estate Opportunity Funds, L.P. (together with its affiliates, "Lubert-Alder") and NorthStar, and entered into a Registration and Tag-Along Rights Agreement with Lubert-Adler, NorthStar, Mr. Leven and Mr. Aronson. Pursuant to this agreement, Lubert-Adler and NorthStar have been granted certain tag-along rights on customary terms in connection with sales of Common Stock by Mr. Leven or Mr. Aronson and have been granted certain demand registration rights and piggy-back registration rights on customary terms.

     In connection with the acquisition of Best Inns on April 28, 1998, the Company entered into a Registration Rights Agreement with Alpine Equities, Mr. Leven and Mr. Aronson. Pursuant to this agreement, Alpine Equities has been granted certain tag-along rights in connection with sales of Common Stock by Mr. Leven or Mr. Aronson and has been granted certain demand registration rights and piggy-back registration rights on customary terms.

     In connection with a letter agreement with an unaffiliated hotel developer, the Company agreed to issue up to $900,000 in shares of Class A Common Stock in the future, at a price per share based upon the closing price of the Class A Common Stock on the date of issuance upon such developer's achieving certain milestones for opening USFS branded hotels.

                                AGENDA ITEM ONE
                             ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of ten directors. The Company's By-Laws provide that the Board of Directors shall consist of seven members, or such other number as may be fixed from time to time by the Board of Directors. The number of directors has been set at ten by the Board. The Board of Directors recommends the election of the ten nominees listed below.

     Each of the nominees has consented to being named in this Proxy Statement and to serve as a director of the Company if elected. In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than ten nominees. The affirmative vote of a plurality of all votes cast at the meeting by the holders of the Common Stock is required for the election of the ten nominees standing for election. Management of the Company has no reason to believe that any nominee will not serve if elected.

     Each of the following persons has been nominated by management for election to the Board of Directors to succeed themselves for a term of one year and until their successors are elected and qualified:

     Michael A. Leven. Mr. Leven, age 60, has been Chairman, President and Chief Executive Officer of the Company since October 1995. From October 1990 to September 1995, Mr. Leven was President and Chief Operating Officer for Holiday Inn Worldwide in Atlanta, Georgia. From April 1985 to May 1990, he was President and Chief Operating Officer of Days Inn of America, Inc. in Atlanta, Georgia. Mr. Leven is a Director of Starwood Lodging Trust, one of the nation's largest hotel REITs, and Servico, Inc., a publicly traded hotel and resort company which owns and manages a portfolio of hotels. Mr. Leven is also a member of the Board of Governors of the American Red Cross, a Director and Vice Chair of the Biomedical Services Board of the American Red Cross, a Trustee of National Realty Trust, the largest franchisee of Coldwell Banker Corporation, and a member of the Board of Directors of The Fourth Network, a private company which provides Internet services to the hotel industry. Mr. Leven is an uncle of Mr. Aronson.

     NEAL K. ARONSON. Mr. Aronson, age 33, has been Executive Vice President and Chief Financial Officer of the Company since October 1995. Mr. Aronson was founding partner of Growth Capital Partners in New York, New York, and was with the partnership from September 1994 to October 1995. From December 1993 to September 1994, he was Managing Director of Rosecliff, Inc., a private equity investment group in New York, New York. From January 1992 to December 1993, he was principal of Odyssey Partners, L.P. in New York, New York. From June 1989 to December 1991, Mr. Aronson was a principal of Acadia Partners, L.P. in New York, New York. Mr. Aronson is a nephew of Michael A. Leven. Mr. Aronson has served as a director of the Company since September 1995.

     STEVEN ROMANIELLO. Mr. Romaniello, age 31, has been Executive Vice President, Franchise Sales and Development of the Company since October 1996. From October 1995 through September 1996, he served as Senior Vice President, Franchise Sales and Development of the Company. From March 1991 through September 1995, Mr. Romaniello was Vice President, Franchise Sales and Services for Holiday Inn Worldwide in Atlanta, Georgia. From December 1988 to March 1991 he was Regional Vice President, Franchise Sales for Days Inn of America, Inc. in Atlanta, Georgia and in Boston, Massachusetts. Mr. Romaniello has served as a director of the Company since March 1998.

     DEAN S. ADLER. Mr. Adler, age 41, is currently a principal of Lubert-Adler Partners, L.P., a private equity group specializing in the acquisition of real estate and operating companies. From 1988 to 1996, Mr. Adler was a principal and Managing Director of private equity investments for CMS Companies ("CMS"), a Philadelphia based investment firm that manages approximately $1.7 billion of assets. Mr. Adler is a member of the Board of Directors of the Lane Company, which specializes in management and development of multifamily housing, Developers Diversified, a leading shopping center REIT, RMS Technologies, a leading provider of information technology services to federal and other governmental institutions, and Transworld Entertainment, a New York Stock Exchange, Inc. listed company which owns music retail stores. Mr. Adler has served as a director of the Company since October 1996.

     IRWIN CHAFETZ. Since 1990, Mr. Chafetz, age 62, has been the President and a Director of Interface Group-Massachusetts, Inc., a privately held company that owns and operates GWV International, New England's largest tour operator. From 1982 until April 1995, Mr. Chafetz was a Vice President and Director of the Interface Group-Nevada, Inc., which owned and operated COMDEX, a computer trade show that is the largest American trade show. From 1989 to 1995, Mr. Chafetz was also a Vice President and a Director of Las Vegas Sands, Inc., which owned the Sands Hotel and Casino in Las Vegas and the adjacent Sands Expo and Convention Center. From 1984 to 1990, Mr. Chafetz was President of Five Star Airlines, a charter air carrier owning and operating Lockheed L-1011 aircraft. Mr. Chafetz is a director of Back Bay Restaurant Group, a publicly held Nasdaq listed company. Mr. Chafetz has served as a director of the Company since September 1995.

     DOUGLAS G. GEOGA. Since 1994, Mr. Geoga, age 42, has been President of Hyatt Hotels Corporation, operator of Hyatt Hotels & Resorts in the United States, Canada and the Caribbean. From 1983 to 1994, Mr. Geoga held various positions with Hyatt Development Corporation, the development/transactional arm of the Hyatt chain domestically, most recently as its Executive Vice President. Mr. Geoga is a director of United Way of Suburban Chicago, a trustee of the Educational Institute of the American Hotel & Motel Association ("AH&MA"), chairman of the Government Affairs Committee of the AH&MA, a director of the National Tourism Organization, Inc., and a director of various closely-held companies affiliated with Hyatt. Mr. Geoga has served as a director of the Company since March 1998.

     RICHARD D. GOLDSTEIN. Since 1990, Mr. Goldstein, age 46, has been a Managing Director and then a Senior Managing Director of Alpine Capital Group Inc., a specialized investment-merchant banking firm located in New York, and related entities. Prior to joining Alpine, Mr. Goldstein was a partner at the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Goldstein serves as Trustee and member of the Executive Committee of the Queens College Foundation, Trustee of the North Shore Long Island Jewish Health System and as Chairman of the Corporate Advisory Board of the State University of New York at Stony Brook. Mr. Goldstein has served as a director of the Company since September 1995.

     DAVID T. HAMAMOTO. Mr. Hamamoto, age 38, has served as co-Chief Executive Officer, co-President and co-Chairman of NorthStar Capital Investment Corp. since 1997. Prior to then, Mr. Hamamoto was a partner and co-head of the Real Estate Principal Investment Area at Goldman, Sachs & Co. In 1988, Mr. Hamamoto initiated the effort to build a real estate principal investment business at Goldman, Sachs under the auspices of the Whitehall Funds. Today, the Whitehall Funds have $3.9 billion under management. Mr. Hamamoto was formerly a director of the Westin Hotel Company, a global hotel management and ownership company; the George Soros/Whitehall private REIT, a $1 billion partnership between Whitehall and investor George Soros; Millenium Partners, an urban mixed-use development company; and the Archon Group, Goldman, Sachs' asset management company. Mr. Hamamoto is a director of Emeritus Corporation, a publicly traded company in the assisted living business. Mr. Hamamoto has served as a director of the Company since March 1998.

     JEFFREY A. SONNENFELD. Mr. Sonnenfeld, age 44, has served as the Chairman and President of The Chief Executive Institute, a non-profit leadership school. From 1989 to 1997, Dr. Sonnenfeld was a Professor of Organization and Management at the Robert C. Goizueta Business School of Emory University in Atlanta, Georgia, where he was the Director of the Center for Leadership and Career Studies. Previously, Dr. Sonnenfeld was at Harvard University for 18 years, serving as a Professor at the Harvard Business School for 10 years. Dr. Sonnenfeld has published five books and numerous articles in the areas of career management, executive training and development, and the management of corporate social performance. Dr. Sonnenfeld serves on the board of Magellan Health Services, 360 Communications, the National Council on the Aging, the Governors Personnel Oversight Commission in Georgia, and has served on additional boards such as Mosley Securities Corporation and Norwegian Cruise Lines. Mr. Sonnenfeld has served as a director of the Company since October 1996.

     BARRY S. STERNLICHT. Since 1993, Mr. Sternlicht, age 37, has been the President and Chief Executive Officer of Starwood Capital Group, L.P., a real estate investment firm that he founded in 1991. Mr. Sternlicht is the Chairman of the Board and Chief Executive Officer of Starwood Hotels and Resorts, one of the nation's largest hotel REITs, and is the Chairman of Starwood Mortgage Trust. Mr. Sternlicht is also a trustee of Equity Residential Properties Trust, a multi-family REIT. Mr. Sternlicht has served as a director of the Company since September 1995.

     Except as disclosed above, there are no family relationships between any director or executive officer and any other director or executive officer of the Company.

AGREEMENTS REGARDING BOARD POSITIONS

     Pursuant to the terms of the HSA Shareholders Agreement, subject to HSA and HPI and/or their affiliates together owning more than 1,100,000 million shares of Common Stock of the Company (as adjusted for stock splits, reverse stock splits, reclassifications and other similar transactions or adjustments), HSA and HPI may propose a nominee for director of the Company and the Company will use its best efforts to cause such nominee's election. Pursuant to the terms of the HSA Shareholders Agreement, HPI and HSA nominated, and the Board of Directors of the Company elected, Mr. Geoga to the Board of the Company. At such time that a successor to Mr. Geoga no longer is a director of the Company, HSA and HPI may propose to the Company as a nominee for election as a director of the Company a person who (i) has recognized standing in the business community, (ii) is not a former director, officer or employee of the Company and (iii) does not have a conflict of interest with the Company and is at such time either the President of Hyatt Hotels Corporation or a person who is otherwise reasonably acceptable to the Company.

     Pursuant to a Management Services Agreement between the Company and Constellation Development Fund, LLC, the Company agreed to use its best efforts to elect Mr. Hamamoto to the Board of the Company. Mr. Hamamoto was elected to the Board on March 16, 1998.

Section 16(a) Beneficial Ownership Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the outstanding Common Stock of the Company to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the year ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with.

     Although it is not the Company's obligation to make filings pursuant to
Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), the Company has adopted a policy requiring all Section 16 reporting persons to report monthly to the Associate General Counsel of the Company as to whether any transactions in the Company's securities occurred during the previous month.

     MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors held five meetings during the year ended December 31, 1997. Each director attended at least 75% or more of the aggregate number of meetings held by the Board of Directors. The Company's Board of Directors has three standing committees--the Audit Committee, the Compensation Committee and the Stock Option Committee. The Board of Directors does not have a standing nominating committee, such function being reserved to the full Board of Directors.

     The Audit Committee presently consists of Richard D. Goldstein and Dean
S. Adler, outside directors of the Company. The functions of the Audit Committee include (i) the review of the professional services and independence of the Company's independent auditors and the scope of the annual external audit as recommended by the independent auditors; (ii) the review, in consultation with the independent auditors and the Company's chief internal auditor, of the plan and results of the annual audit and the adequacy of the Company's internal accounting controls; (iii) the review, in consultation with management and the independent auditors, of the Company's annual financial statements and the results of each external audit; and (iv) the review, in consultation with the Company's independent auditors and the Company's principal financial officer and principal accounting officer, of the auditing and accounting principles and practices to be used in the preparation of the Company's financial statements. The Audit Committee has the authority to consider the qualification of the Company's independent auditors and make recommendations to the Board of Directors as to their selection, and review and resolve any differences of opinion between such independent auditors and management relating to the preparation of the annual financial statements. The Audit Committee held two meetings during 1997.

     The Compensation Committee presently consists of Michael A. Leven, Irwin Chafetz and Jeffrey A. Sonnenfeld. The Compensation Committee has been assigned the functions of approving and monitoring the remuneration arrangements for senior management and establishing the targets that determine performance bonuses payable to the Company's officers. The Compensation Committee held one meeting during 1997.

     The Stock Option Committee presently consists of Barry S. Sternlicht, Irwin Chafetz and Jeffrey A. Sonnenfeld, outside directors of the Company. The Stock Option Committee has been assigned the functions of administering the Company's 1996 Stock Option Plan and granting options thereunder. The Stock Option Committee held two meetings during 1997.

                               EXECUTIVE OFFICERS

    The executive officers of the Company are as follows:

NAME                                AGE                          POSITION HELD
----                                ---                          -------------

Michael A. Leven                    60   Chairman of the Board and Chief Executive Officer

Neal K. Aronson                     33   Executive Vice President, Chief Financial Officer and
                                         Director

David E. Shaw, Sr.                  55   Executive Vice President--Administration

Steven Romaniello                   31   Executive Vice President--Franchise Sales and
                                         Development and Director

James Darby                         41   Executive Vice President--Franchise Operations

     Executive officers are chosen by and serve at the discretion of the Board of Directors of the Company. Executive officers will devote their full time to the affairs of the Company. See "Election of Directors" for information with respect to Michael A. Leven, Neal K. Aronson and Steven Romaniello.

     DAVID E. SHAW, SR. Mr. Shaw has been Executive Vice President, Administration of the Company since October 1995. From January 1991 to September 1995 he was Vice President of Operations Administration for Holiday Inn Worldwide in Atlanta, Georgia. From July 1990 to January 1991, Mr. Shaw was Executive Vice President, Administration for Hospitality Franchise Systems, Inc. (now known as Cendant Corporation) in Wayne, New Jersey.

     JAMES DARBY. Mr. Darby has been Executive Vice President-Franchise Operations of the Company since January 1997. From March 1991 to January 1997, Mr. Darby served in various capacities with Holiday Inn Worldwide, including most recently as Vice President of Franchise Services and Administration.

                             EXECUTIVE COMPENSATION

     The following table provides certain summary information for the fiscal years ended December 31, 1997, 1996 and 1995 concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1997 (the "Named Executive Officers").

                                                                      SUMMARY COMPENSATION TABLE
                                                  -----------------------------------------------------------------

                                                                  ANNUAL COMPENSATION                    LONG TERM
                                                  ---------------------------------------------------  COMPENSATION
                                                                                          OTHER          NUMBER OF
                    NAME AND                                                              ANNUAL          OPTIONS
               PRINCIPAL POSITION                   YEAR       SALARY      BONUS     COMPENSATION(1)      AWARDED
------------------------------------------------  ---------  ----------  ----------  ----------------  -------------
Michael A. Leven                                    1997     $  389,063  $ 184,725       $ 37,971            --
Chairman of the Board,                              1996        375,000    140,497         33,327            --
President and Chief Executive                       1995(2)      93,750    153,000(3)(4)    3,000            --
Officer

Neal K. Aronson                                     1997     $  207,500  $   92,363      $ 11,588            --
Executive Vice President and                        1996        200,000      70,298        11,517            --
  Chief Financial Officer                           1995(2)     50,000      151,500(3)(4)   2,250            --

David E. Shaw, Sr.                                  1997     $ 155,625   $   25,000       $ 2,384           1,000
Executive Vice President                            1996       150,000       25,000         2,316           3,000
  -Administration                                   1995(2)     37,500          --            --             --


Steven Romaniello                                   1997     $  110,000  $  265,200       $ 2,384           2,000
Executive Vice President                            1996        101,667     213,600         2,316           6,000
- Franchise Sales and                               1995(2)     25,000        3,600            --             --
Development


James Darby                                         1997     $  142,708  $   22,000       $ 2,384           27,000
Executive Vice President
- Franchise  Operations

------------------------

(1) Includes life insurance, health insurance, long-term disability insurance, automobile allowance and/or long-term home care.

(2) Includes the period from August 28, 1995, the date of the USFS's inception, through December 31, 1995.

(3) Mr. Leven and Mr. Aronson each received a transaction bonus of $150,000 for their efforts in organizing the Company and successfully negotiating and completing the acquisition of the Microtel brand hotels on behalf of the Company.

(4) Mr. Leven and Mr. Aronson, pursuant to the terms of their respective employment agreements with the Company, are each entitled to receive bonuses based upon the number of franchises sold each year. See "-Employment Agreements." During 1995, neither Mr. Leven nor Mr. Aronson received a bonus for the three franchises sold during 1995, although the Company accrued $3,000 and $1,500 for bonuses owed to Mr. Leven and Mr. Aronson, respectively, with respect to such franchise agreements.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Messrs. Leven and Aronson, the material terms of which are described below.

     MICHAEL A. LEVEN. Mr. Leven's employment agreement with the Company provides for his employment as Chairman of the Board of Directors, President and Chief Executive Officer of the Company for a ten year term expiring on September 30, 2005. Mr. Leven is entitled to a base salary of at least $375,000 per year, subject to annual cost of living increases and other annual increases determined by the Company based on the performance of Mr. Leven and the Company and on prevailing economic circumstances.

     Certain insurance benefits, if available on commercially reasonable terms, are to be provided to Mr. Leven under his Employment Agreement, including term life insurance in the amount of $1,500,000, executive health, dental and medical insurance, long term disability and long term home care. The Company has obtained all of the foregoing benefits for Mr. Leven. In addition, Mr. Leven is entitled to a monthly automobile allowance in the amount of $1,000.

     Mr. Leven's employment agreement provides for a performance bonus of (i) $1,000 for each franchise agreement executed in a given Year (defined as each 12 month period commencing October 1st and ending on September 30th of each year during the term of such agreement) up to 150 franchise agreements and
(ii) $2,000 for each franchise agreement above the first 150 franchise agreements entered into in a given Year.

     Mr. Leven's employment agreement also contains confidentiality provisions that prohibit him from disclosing Company trade secrets at any time in the future and from disclosing any confidential information relating to the Company for a period extending five years after the termination of his employment agreement. In addition, the agreement contains non-competition provisions that prohibit Mr. Leven from competing in the franchising business generally and in the business of franchising, operating or managing of hotels and motels for a period of five years following the termination of his employment for "cause" or his resignation without "good reason." The enforceability of these non-disclosure and non-competition provisions under Georgia law, which governs Mr. Leven's agreement, is uncertain.

     In addition to allowing Mr. Leven to resign at any time for "good reason," his employment agreement provides that, after the first five years of such agreement and provided the redeemable preferred stock sold to Mr. Leven has been redeemed, Mr. Leven may resign at any time upon six months notice. If his resignation is without "good reason," the Company is required to pay Mr. Leven only his base salary, unused vacation time, and performance bonus actually earned through the effective date of resignation. The employment agreement further provides that if Mr. Leven resigns without good reason during the first five years, he will not be liable for any consequential damages or damages for loss of economic opportunity or profits to the Company. If Mr. Leven resigns for "good reason," or if his employment is terminated "without cause," he is entitled to severance pay in accordance with the terms of his employment agreement. For the purpose of Mr. Leven's employment agreement, "good reason" includes, but is not limited to, the failure to elect and continue Mr. Leven's membership on the Board of Directors of the Company or his involuntary relocation outside of Atlanta, Georgia. In addition, pursuant to the Company's By-Laws, Mr. Leven's employment agreement may not be terminated without the approval of 75% of the Board of Directors (excluding Mr. Leven). Except as noted above concerning Mr. Leven's right to resign for "good reason" if he is not re-elected to the Board, Mr. Leven's employment agreement does not contain any change of control provisions.

     NEAL K. ARONSON. Mr. Aronson's employment agreement, pursuant to which he serves as Chief Financial Officer of the Company, is substantially similar to Mr. Leven's agreement, except that (i) his base salary is $200,000 per year, (ii) the term life insurance benefit is $500,000, (iii) his automobile allowance is $750 per month, (iv) the bonus is $500 for each franchise agreement executed within a Year (as defined above) up to 150 franchise agreements, and $1,000 for each agreement executed in any Year in excess of 150 and (v) Mr. Aronson is not entitled to receive long-term disability or long-term home care insurance coverage from the Company. Pursuant to the Company's By-Laws, Mr. Aronson's employment agreement may not be terminated without the approval of 75% of the Board of Directors (excluding Mr. Aronson). Mr. Aronson's employment agreement does not contain any change of control provisions.

     See "Security Ownership Of Certain Beneficial Owners and Management --Management's Shares of Common Stock" as to the effect of termination of employment on the Class A Common Stock held by Messrs. Leven and Aronson.

ADDITIONAL COMPENSATION ARRANGEMENTS

     At a meeting of the Board of Directors on April 24, 1998, the Board voted, subject to shareholder approval of the increase of the number of shares of Class A Common Stock reserved for issuance under the Amended and Restated 1996 Stock Option Plan, to grant to Steven Romaniello options to purchase 18,824 and 12,097 shares of Class A Common Stock at an exercise price of $0.1034 and $0.11375 per share, respectively. These options will be subject to Mr. Romaniello's continued employment with the Company and vest over a period of four years.

     Subject to shareholder approval at the annual meeting, Mr. Romaniello will be granted performance-based options to purchase 20,166 and 6,720 shares of Class A Common Stock at an exercise price of $0.1034 and $0.11375 per share, respectively. These options are also subject to Mr. Romaniello's continued employment with the Company and will vest as the Company meets certain financial targets.

COMPENSATION OF DIRECTORS

     On October 24, 1996 each non-employee director of the Company received an option to purchase 2,000 shares of Class A Common Stock exercisable at a price of $13.50 per share. In addition, each non-employee director of the Company receives an automatic grant of options to purchase 2,000 shares of Class A Common Stock on January 1st of each calendar year, commencing on January 1, 1998 and each new non-employee director shall receive a grant of options to purchase 2,000 shares of Class A Common Stock on the date such person becomes a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors is currently comprised of Michael A. Leven, Irwin Chafetz and Jeffrey A. Sonnenfeld. With the exception of Mr. Leven, who serves as Chairman of the Board, President and Chief Executive Officer of the Company, none of the members of the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries during fiscal 1997. There were no material transactions between the Company and any of the members of the Compensation Committee during fiscal 1997.

     Michael A. Leven, the Chairman of the Board and Chief Executive Officer of the Company, serves as a director of Starwood Lodging Trust and also serves on its Compensation Committee. Barry S. Sternlicht, a director of the Company, serves as Chairman of the Board of Starwood Lodging Trust.

STOCK OPTION PLANS

     1996 STOCK OPTION PLAN. On September 27, 1996, the Board of Directors of USFS adopted, subject to the approval of its stockholders, the U.S. Franchise Systems, Inc. 1996 Stock Option Plan (the "Option Plan"). USFS's stockholders approved the Option Plan on October 11, 1996. By virtue of the HSA Acquisition, the Option Plan was assumed by the Company. The purpose of the Option Plan is to promote the interests of the Company and its stockholders by (i) attracting and retaining exceptional officers and other key employees of the Company and its subsidiaries, and consultants, advisors and others whose skills would be an asset to the Company or any of its subsidiaries;
(ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company. Any officer or other key employee of the Company or any of its subsidiaries who is not a member of the committee that administers the Option Plan (the "Option Committee") shall be eligible to participate under the Option Plan. The Option Plan authorizes the grant of awards to participants of a maximum of 325,000 shares of the Company's Class A Common Stock (725,000 shares if the amendment to the Option Plan is approved by the shareholders of the Company at the annual meeting), which maximum number is subject to adjustment in certain circumstances to prevent dilution or enlargement.

     DIRECTORS PLAN. On September 27, 1996, the Board of Directors of USFS adopted, subject to the approval of the its stockholders, the U.S. Franchise Systems, Inc. 1996 Stock Option Plan for Non-Employee Directors (the "Directors Plan"). The Directors Plan was approved by USFS's stockholders on October 11, 1996. By virtue of the HSA Acquisition, the Directors Plan was assumed by the Company. The purpose of the Directors Plan is to secure for the Company the benefits of the additional incentive inherent in the ownership of Shares by non-employee directors of the Company and to help the Company secure and retain the services of such non-employee directors. The Directors Plan is intended to be a self-governing formula plan. To this end, the Directors Plan requires minimal discretionary action by any administrative body with regard to any transaction under the Directors Plan. To the extent, if any, that questions of administration arise, such issues will be resolved by the Board of Directors. Eligible persons under the Directors Plan are directors of the Company who are not employees of the Company or any affiliate of the Company ("Outside Directors"). A maximum of 125,000 shares of Class A Common Stock has been reserved by the Company for issuance pursuant to options under the Directors Plan, which number is subject to adjustment in certain circumstances in order to prevent dilution or enlargement. On October 24, 1996, each Outside Director was granted an option to purchase 2,000 shares of Class A Common Stock. Thereafter, each person who is an Outside Director as of January 1st of each calendar year beginning January 1, 1998 and each person who becomes an Outside Director during the term of the Directors Plan shall receive an option to purchase 2,000 shares of Class A Common Stock as of such date. All options granted under the Directors Plan shall be "nonqualified" stock options subject to the provisions of Section 83 of the Code.

    The following table provides certain information concerning individual grants of stock options under the Company's Option Plan made during the year ended December 31, 1997 to the Named Executive Officers:





                                                                          OPTION GRANTS IN LAST FISCAL YEAR
                                                      ---------------------------------------------------------------------------
                                                                INDIVIDUAL GRANTS
                                                             ---------------------------

                                                                                                            POTENTIAL REALIZABLE
                                                                    % OF TOTAL                                VALUE AT ASSUMED
                                                                      OPTIONS      EXERCISE                 ANNUAL RATES OF STOCK
                                                                    GRANTED TO      OR BASE                PRICE APPRECIATION FOR
                                                        OPTIONS      EMPLOYEES       PRICE                     OPTION TERM(1)
                                                        GRANTED      IN FISCAL       ($PER     EXPIRATION   ---------------------
NAME                                                      (#)          YEAR         SHARE)        DATE         5%         10%
-----------------------------------------------------  ----------  -------------  -----------  -----------  ---------  ----------

Michael A. Leven.....................................      --           --            --           --          --          --

Neal K. Aronson......................................      --           --            --           --          --          --

David E. Shaw, Sr....................................     1,000(2)         1.2     $    8.13     12/01/04   $   3,310  $    7,713

Steven Romaniello....................................     2,000(2)         2.4     $    8.13     12/01/04   $   6,619  $   15,426

James Darby..........................................    25,000(3)        30.1     $    9.63     01/20/04   $  98,000  $  228,400
                                                          2,000(2)         2.4     $    8.13     12/01/04   $   6,619  $   15,426

------------------------

(1) The dollar amounts under these columns represent the potential realizable value of each grant of option assuming that the market price of the Company's Class A Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company's Class A Common Stock.

(2) Options vest in increments of 25% per year commencing on December 1, 1998.

(3) Options vest in increments of 25% per year commencing on January 20, 1998.

     The following table provides certain information concerning the value of unexercised options held by the Named Executive Officers under the Company's Option Plan as of December 31, 1997. No stock options were exercised by the Named Executive Officers and there were no SARs outstanding during fiscal 1997.

                                                                                             VALUE OF UNEXERCISED
                                                               NUMBER OF UNEXERCISED            IN-THE- MONEY
                                                                      OPTIONS             OPTIONS AT FISCAL YEAR-END
                                                                 AT FISCAL YEAR END                  (A)
                                                            ----------------------------  --------------------------

NAME                                                         EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------------------------------  -------------  -------------  -----------  -------------
Michael A. Leven..........................................       --             --            --            --

Neal K. Aronson...........................................       --             --            --            --

David E. Shaw, Sr.........................................          750          3,250     $       0    $     1,870

Steven Romaniello.........................................        1,500          6,500     $       0    $     3,740

James Darby...............................................        6,250         20,750     $   2,312    $    10,677

------------------------

(a) Dollar values were calculated by determining the difference between the closing price of the Class A Common Stock on December 31, 1997 as reported on the Nasdaq National Market ($10.00 per share) and the exercise price of the options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS ENTERED INTO IN CONNECTION WITH THE DEVELOPMENT FUND

     Dean S. Adler, a director of the Company, is a principal of the entity that controls Lubert-Adler. Irwin Chafetz, a director of the Company, is an investor in Lubert-Adler. In connection with the formation of the Development Fund, the Company sold 62,500 shares of Class A Common Stock to Lubert-Adler for $703,000 at a price per share of $11.25 per share on March 17, 1998. The closing price of the Class A Common Stock on March 17, 1998, as reported on the Nasdaq National Market, was $13.00 per share, resulting in a discount of $109,375 to Lubert-Adler. In addition, Lubert-Adler was issued to the right to acquire an additional 62,500 shares of Class A Common Stock, exercisable on a pro rata basis within 18 months of the commitment of the Development Funds's capital, at an exercise price of $11.25 per share. The purchase price for the shares of Class A Common Stock issued to Lubert-Adler and the exercise price for the additional shares were negotiated on an arm's-length basis between the Company and NorthStar, a participant in the Development Fund. Lubert-Adler was provided the opportunity to acquire shares of Class A Common Stock and the right to acquire the additional shares on a pro rata basis with NorthStar in connection with the respective commitments of each to the formation of the Development Fund. The Company will also be paid approximately $3.5 million over the next five years to manage the Development Fund.

TRANSACTIONS ENTERED INTO IN CONNECTION WITH THE BEST INNS ACQUISITION

     Richard D. Goldstein, a director of the Company, is an Executive Vice President and a Senior Managing Director of the general partner of Alpine Equity Partners L.P., the entity that indirectly owns and controls a majority of Alpine Hospitality Ventures LLC ("Ventures") and Alpine Equities, an affiliate of Ventures. As part of the acquisition of Best Inns on April 28, 1998, the Company entered into, directly and indirectly, a number of transactions with Ventures and Alpine Equities. Ventures purchased 17 Best Inns Hotels (the "Acquired Hotels") for a total purchase price of $84 million. In connection with Ventures' acquisition of these hotels, the Company made a $15 million unsecured subordinated loan to Ventures at interest rate of 12% per annum, interest on which will be paid in cash to the extent of available cash and otherwise will be paid-in-kind. In addition, the Company committed to make up to $7.5 million of additional loans to Ventures under certain circumstances at an interest rate and upon other terms that substantially similar to Ventures' or its subsidiaries' third-party indebtedness at such time. In connection with Ventures' acquisition of these hotels, the Company entered into the following additional transactions with Ventures and Alpine Equities: (i) the Company issued 350,000 shares (the "Alpine Shares") of Class A Common Stock to Alpine Equities for a cash purchase price of $1.6 million and granted to Alpine Equities certain demand and piggy-back registration rights on customary terms as well as certain tag-along rights, (ii) the Company entered into a management contract and franchise agreements with Ventures relating to the 17 Acquired Hotels, and (iii) the Company agreed to pay to Alpine Equities $1,000 per year for each Best Inns hotel that is added to the USFS system of hotels after the closing date of the transaction (the "New Hotel Fee").

     The terms of the sale of the Alpine Shares were substantially similar to the terms the Company had contemplated in negotiations with Highend Hospitality Partners, LLC ("Highend"), a third party buyer with whom the Company had previously been negotiating to acquire the 17 Acquired Hotels. The purchase price for the 350,000 shares of Class A Common Stock had been negotiated with Highend and was based upon a purchase price of $8.00 per share for 200,000 shares of Class A Common Stock (the closing price on the Nasdaq National Market on December 15, 1997) and the issuance for no additional consideration of 150,000 shares of Class A Common Stock (in lieu of issuing a warrant to acquire a substantially greater number of shares of Class A Common Stock, as originally requested by Highend). To the Company's knowledge, no officer, director or 5% or greater shareholder of the Company has any ownership interest in Highend. The New Hotel Fee to be paid to Alpine Equities is substantially similar to a fee that the Company had negotiated on an arm's-length basis with, and had planned to pay to, Highend. Finally the terms of the management contract and franchise agreements entered into with Ventures are substantially similar to the agreements that the Company expected to enter into with Highend.

MISCELLANEOUS

     To date, the Company has invested $6,237 in the general partner of Equity Partners, L.P., a limited partnership which invests from time to time in certain Microtel and Hawthorn Suites franchisees with a successful track record of multi-unit development. Dean Adler, a director of the Company, owns a profits interest in CMS Entrepreneurial Associates, L.P., one of the limited partners of Equity Partners, L.P.

     Howard and Lawrence Chafetz, sons of Irwin Chafetz, a director of the Company, have established a limited liability company to acquire and operate Microtels. To date, the limited liability company has entered into three franchise agreements with the Company regarding the same.

     Mr. Leven's sons, Jonathan Leven and Robert Leven, were employed by the Company during 1997 and received total compensation of $170,000 and $90,000, respectively, and option grants to acquire 1,000 and 2,000 shares, respectively, a Class A Common Stock under the Company's 1996 Stock Option Plan.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company's Class A Common Stock against the cumulative total return of the Nasdaq Stock Market Index and the S&P Lodging -Hotels Index for the period commencing on October 25, 1996 (the date of the Company's initial public offering of Class A Common Stock) and ending December 31, 1997 (the "Measuring Period"). The graph assumes that the value of the investment in the Company's Class A Common Stock and each index was $100 on October 25, 1996. The change in cumulative total return is measured by dividing (1) the sum of (i) the cumulative amount of dividends for the Measuring Period, assuming dividend reinvestment, and (ii) the change in share price between the beginning and end of the Measuring Period, by (2) the share price at the beginning of the Measuring Period. The Company has not paid any cash dividends.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
          U.S. FRANCHISE SYSTEMS, INC., NASDAQ STOCK MARKET INDEX AND
                           S&P LODGING--HOTELS INDEX

                        MEASUREMENT PERIOD                           U.S. FRANCHISE    NASDAQ STOCK     S & P LODGING-
                       (FISCAL YEAR COVERED)                          SYSTEMS, INC.    MARKET INDEX      HOTELS INDEX
-------------------------------------------------------------------  ---------------  ---------------  -----------------

October 25, 1996...................................................     $     100        $     100         $     100

December 31, 1996..................................................            75              106                90

December 31, 1997..................................................            74              130               126

   ASSUMES $100 INVESTED ON OCTOBER 25, 1996 IN U.S. FRANCHISE SYSTEMS, INC.
              CLASS A COMMON STOCK, NASDAQ STOCK MARKET INDEX AND
                           S&P LODGING--HOTELS INDEX

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     During the year ended December 31, 1997, the Compensation Committee of the Board of Directors was responsible for: (i) setting the Company's compensation philosophy and policies; (ii) setting the terms and the administration of compensation plans for officers of the Company; (iii) review and approval of pay recommendations for the executive officers of the Company; and (iv) initiation of all compensation actions for the Chief Executive Officer of the Company.

     The Company's compensation policies have been designed to align the financial interests of the Company's management with those of its stockholders, and reflect the nature of the Company by taking into account the Company's operating environment and the expectations for growth and future profitability. Compensation for each of the Company's executive officers consists of a base salary, discretionary performance bonus and, in some cases, stock options. The Company does not currently provide executive officers with other long term incentive compensation other than the ability to contribute their earnings to the Company's 401(k) Plan.

     The Compensation Committee's philosophy is that a significant portion of an executive's compensation should be based directly upon performance bonuses. The Compensation Committee believes that providing executives with cash bonuses based on the performance of the Company as well as with the opportunities to acquire significant stakes in the growth and prosperity of the Company, while maintaining other elements of the Company's compensation program at conservative levels, will enable the Company to attract and retain executives with the outstanding management abilities and entrepreneurial spirit which are essential to the Company's ongoing success. Furthermore, the Compensation Committee believes that this approach to compensation motivates executives to perform to their full potential.

     At least annually, the members of the Compensation Committee review salary recommendations for the Company's executives and then approve such recommendations, with any modifications they deem appropriate. The annual salary recommendations are made based on evaluations of the individual executive's past and expected future performance. Although the base compensation of the Chief Executive Officer and of the Chief Financial Officer are set by the terms of employment agreements entered into with such executive officers, the Board may adjust the base salary of the Chief Executive Officer and the Chief Financial Officer based on a review of such officers overall compensation packages and the Compensation Committee's assessment of their past performance and its expectation as to future performance on behalf of the Company.

     The members of the Compensation Committee also determine, based upon discussions with management, the annual bonus, if any, to be paid to executive officers (other than the Chief Executive Officer and the Chief Financial Officer). The amount of each individual bonus is determined based upon an evaluation of such factors as individual performance, increases in the Company's revenue and market penetration, as well as improvements in operating efficiencies. The assessment of performance achievement is considered in relation to the maximum normal bonus opportunity, which is paid for achieving outstanding levels of performance. The annual performance bonus to be paid to the Chief Executive Officer and the Chief Financial Officer is set by the terms of their respective employment agreements. See "Executive Compensation -Employment Agreements."

     The Compensation Committee continually evaluates the Company's compensation policies and procedures with respect to executives. Although the Compensation Committee believes that current compensation policies have been successful in aligning the financial interests of executive officers with those of the Company's stockholders and with Company performance, it continues to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.

                                   MICHAEL A. LEVEN
                                     IRWIN CHAFETZ
                                 JEFFREY A. SONNENFELD

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report of Compensation Committee on Executive Compensation and the Stockholder Return Performance Graph shall not be incorporated by reference into any such filings.

                                AGENDA ITEM TWO
         PROPOSAL TO AMEND AMENDED AND RESTATED 1996 STOCK OPTION PLAN

GENERAL

     On September 27, 1996, the Board of Directors of USFS adopted, subject to the approval of its stockholders, the U.S. Franchise Systems, Inc. 1996 Stock Option Plan (the "Option Plan"). USFS's stockholders approved the Option Plan on October 11, 1996. By virtue of the HSA Acquisition, the Option Plan was assumed by the Company. The purpose of the Option Plan is to promote the interests of the Company and its stockholders by (i) attracting and retaining exceptional officers and other key employees of the Company and its subsidiaries, and consultants, advisors and others whose skills would be an asset to the Company or any of its subsidiaries; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company. Any officer or other key employee of the Company or any of its subsidiaries who is not a member of the committee that administers the Option Plan (the "Committee") shall be eligible to participate under the Option Plan. The Option Plan authorizes the grant of awards to participants of a maximum of 325,000 shares of the Company's Class A Common Stock (725,000 shares if the amendment to the Option Plan is approved by the shareholders of the Company at the annual meeting), which maximum number is subject to adjustment in certain circumstances to prevent dilution or enlargement.

     The Option Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     As of April 24, 1998, the Company had granted options to purchase shares of Class A Common Stock pursuant to the Option Plan as follows: (i) each Named Executive Officer (Michael A. Leven and Neal K. Aronson: no shares; David E. Shaw, Sr.: 4,000 shares; Steven Romaniello: 8,000 shares; and James
Darby: 27,000 shares); (ii) all current executive officers as a group: 39,000 shares; (iii) all current directors who are not executive officers as a group: no shares; (iv) each nominee for election as a director: no shares, other than Steven Romaniello (8,000 shares); and (v) all current employees, including all current officers who are not executive officers, as a group:
270,200 shares.

DESCRIPTION OF PROPOSED AMENDMENT

     On April 24, 1998, the Board of Directors of the Company adopted an amendment to the Option Plan which would increase the number of shares of Class A Common Stock of the Company available for grant thereunder to 725,000 shares from 325,000 shares. As of April 24, 1998, 15,800 shares of Class A Common

Stock remained available for grant under the Option Plan. The proposed increase in the number of authorized shares would ensure the uninterrupted continuation of the Option Plan. The Board of Directors recommends that shareholders vote FOR the proposed amendment. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is necessary for the approval of the amendment to the Option Plan.

DESCRIPTION OF OPTION PLAN

    OPTION PLAN ADMINISTRATION. The Option Plan is administered by the Committee, which is a committee of the Board of Directors of the Company designated by the Board and composed of not less than two Board members, each of whom is intended to be a "Non-Employee Director" (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act")) and an "outside director" (within the meaning of Section 162(m) of the Code), to the extent such provisions are applicable to the Company; provided that during any period in which such a committee of the Board has not been so designated, the Committee will be the Board or any authorized committee thereof.

     DURATION OF AN OPTION PLAN/AMENDMENT. The Option Plan became effective upon approval of the stockholders of the Company on October 11, 1996 and will remain in effect until October 24, 2003, unless sooner terminated by the Board. The Board may amend, alter, suspend, discontinue, or terminate the Option Plan or any portion thereof at any time; provided that no such action may be taken without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement. In addition, the Committee is authorized to waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any option granted under the Option Plan; provided that no such action which would impair the rights of any participant or any holder or beneficiary of any option may be taken without the consent of the affected participant, holder or beneficiary.

     SHARE AUTHORIZATION/ADJUSTMENTS. 325,000 shares of Class A Common Stock ("Shares") are available for awards under the Option Plan; provided that the maximum number of Shares with respect to which options may be granted to any participant in any fiscal year shall be 250,000.

     As described more fully in the Option Plan, any shares covered by options which are forfeited, expire or which are terminated or canceled for any reason (other than as a result of the exercise or vesting of the option) and with respect to which a participant has received no benefits of ownership with respect to the forfeited Shares or the Shares to which such expired, terminated or canceled option relates (other than voting rights and dividends that were forfeited in connection with such forfeiture, expiration, termination or cancellation), will again be available for grant under the Option Plan.

     In addition, the Option Plan provides the Committee with broad discretion to adjust any or all of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which options may be granted, (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding options, and (iii) the grant or exercise price with respect to any option, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding option in consideration for the cancellation of such option, if the Committee determines that certain corporate transactions or events affect the Shares such that an adjustment is determined by the Committee in its discretion to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Option Plan.

     Any Shares delivered under the Option Plan may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares. In the case of any purchase of shares that is not made on the open market, no fee, commission or other charge will be paid.

     AWARDS--GENERAL. Under the Option Plan, the Committee may grant awards in the following forms: Non-qualified stock options or incentive stock options.

     A stock option granted under the Option Plan provides a participant the right to purchase, within a specified period of time, a stated number of Shares at the price specified in the option. Non-qualified and incentive stock options granted under the Option Plan will be subject to such terms, including exercise price and the conditions and timing of exercise, as may be determined by the Committee and specified in the applicable award agreement or thereafter; provided that stock options that are intended to qualify as incentive stock options will be subject to terms and conditions that comply with such rules as may be prescribed by Section 422 of the Code.

     Payment in respect of the exercise of an option granted under the Option Plan may be made in cash, or its equivalent, or, if and to the extent permitted by the Committee, (i) by exchanging Shares owned by the optionee (which are not the subject of any pledge or other security interest and which have been owned by such optionee for at least six months) or (ii) if permitted by and subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell Shares with respect to which the option is then being exercised and to deliver promptly to the Company an amount equal to the exercise price, or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the fair market value of such Shares so tendered to the Company as of the date of such tender is at least equal to the aggregate exercise price of the option.

     Each option granted under the Option Plan may be exercised, during the participant's lifetime, only by the participant or, if permissible under applicable law, by the participant's guardian or legal representative and no option may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution; provided that the designation of a beneficiary will not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance for purposes of the Option Plan.

     CHANGE OF CONTROL. In the event of a "Change of Control" (as defined in the Option Plan), any outstanding options then held by a participant which are unexercisable or otherwise unvested will automatically be deemed exercisable or otherwise vested, as the case may be, immediately prior to such Change of Control.

     RESALE RESTRICTIONS. There is no restriction under the federal securities laws on the resale of any shares acquired pursuant to the Option Plan, except that (i) persons who at the time of the resale are considered "affiliates" of the Company (by reason of being in a "control" relationship with the Company) may resell such shares only pursuant to Rule 144 under the Securities Act of 1933 or pursuant to a "reoffer prospectus" which may hereinafter be filed by the Company as part of a registration statement relating to the Option Plan and (ii) purchases and sales by corporate officers and directors of any securities of the Company are subject to
Section 16(b) of the Exchange Act and the rules promulgated thereunder relating to insider short-swing profits.

FEDERAL INCOME TAX CONSEQUENCES

     The following summary of the federal income tax consequences of the grant and exercise of nonqualified and incentive stock options awarded under the Option Plan, the disposition of Shares purchased pursuant to the exercise of such stock options and the cash settlement of other awards granted under the Option Plan, is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address state and local tax considerations. Moreover, the federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant. For these reasons, Participants are urged to consult their own tax advisors with respect to the consequences of their participation in the Option Plan.

     No income will be realized by an optionee upon grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the optionee will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying stock over the option exercise price (the "Spread") at the time of exercise. The Spread will be deductible by the Company for federal income tax purposes subject to the possible limitations on deductibility under Sections 28OG and 162(m) of the Code of compensation paid to executives designated in those Sections. The optionee's tax basis in the underlying shares acquired by exercise of a nonqualified stock option will equal the exercise price plus the amount taxable as compensation to the optionee. Upon sale of the shares received by the optionee upon exercise of the nonqualified stock option, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period. The optionee's holding period for shares acquired pursuant to the exercise of a nonqualified stock option will begin on the date of exercise of such option.

     Pursuant to currently applicable rules under Section 16(b) of the Exchange Act, the grant of an option (and not its exercise) to a person who is subject to the reporting and short-swing profit provisions under Section 16 of the Exchange Act (a "Section 16 Person") begins the six-month period of potential short-swing liability. The taxable event for the exercise of an option that has been outstanding at within six months ordinarily will be the date of exercise. If an option is exercised by a Section 16 Person within six months after the date of grant, however, taxation ordinarily will be deferred until the date which is six months after the date of grant, unless the person has filed a timely election pursuant to Section 83(b) of the Code to be taxed on the date of exercise. Pursuant to a recent amendment to the rules under
Section 16(b) of the Exchange Act, with respect to option grants that are effected on or after August 15, 1996 (or at the election of the Company, on or after November 1, 1996) (the "New Rule Date"), the six month period of potential short-swing liability may be eliminated if the option grant (i) is approved in advance by the Company's board of directors (or a committee composed solely of two or more non-employee directors) or (ii) approved in advance, or subsequently ratified by the Company's shareholders no later than the next annual meeting of shareholders. Consequently, the taxable event for the exercise of an option granted after the New Rule Date that satisfies either of the conditions described in clauses (i) or (ii) above will be the date of exercise.

     The payment by an optionee of the exercise price, in full or in part, with previously acquired Shares will not affect the tax treatment of the exercise described above. No gain or loss generally will be recognized by the optionee upon the surrender of the previously acquired Shares to the Company, and Shares received by the optionee, equal in number to the previously surrendered Shares, will have the same tax basis as the Shares surrendered to the Company and will have a holding period that includes the holding period of the Shares surrendered. The value of Shares received by the optionee in excess of the number of Shares surrendered to the Company will be taxable to the optionee. Such additional Shares will have a tax basis equal to the fair market value of such additional Shares as of the date ordinary income is recognized, and will have a holding period that begins on the date ordinary income is recognized.

     The Code requires that, for incentive stock option treatment, Shares acquired through exercise of an incentive stock option cannot be disposed of before two years from the date of grant of the option and one year from the date of exercise. Incentive stock option holders will generally incur no federal income tax liability at the time of grant or upon exercise of such options. However, the Spread will be an "item of tax preference" which may give rise to "alternative minimum tax" liability at the time of exercise. If the optionee does not dispose of the Shares before two years from the date of grant and one year from the date of exercise, the difference between the exercise price and the amount realized upon disposition of the Shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to the Company for federal income tax purposes in connection with the grant or exercise of the option. If, within two years of the date of grant or one year from the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of such Shares, the optionee will generally realize ordinary compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the stock on the date of initial exercise or the amount realized on the subsequent disposition, and such amount will generally be deductible by the Company for federal income tax purposes, subject to the possible limitations on deductibility under Sections 28OG and 162(m) of the Code for compensation paid to executives designated in those Sections.

     If the optionee pays the exercise price of an incentive stock option, in full or in part, with previously acquired Shares, proposed Internal Revenue Service regulations will impose the following rates: if the Shares surrendered in payment of the exercise price of an incentive stock option are "statutory option stock" (including Shares acquired pursuant to the exercise of an incentive stock option) and if, at the time of surrender, the applicable holding period for such Shares had not been met, any gain realized on such transfer will be taxable to the optionee, as discussed above. Otherwise, when previously acquired Shares are surrendered upon exercise of an incentive stock option, in general (i) no gain or loss generally will be recognized upon surrender, (ii) the number of Shares received that is equal to the number of Shares surrendered will have a tax basis equal to the tax basis of the shares surrendered and will have a holding period that includes the holding period of the Shares surrendered, and (iii) any additional Shares received will have a zero tax basis and will have a holding period that begins on the date of surrender. If any of the Shares received are disposed of within two years from the date of grant of the incentive stock option or within one year from the date of exercise, the Shares with the lowest tax basis will be deemed to be disposed of first, and such disposition will be a disqualifying disposition giving rise to ordinary income as discussed above, and the Company will generally be entitled to a corresponding deduction at such time, subject to the possible limitations on deductibility under Sections 28OG and 162(m) of the Code of compensation paid to the executives designated in those Sections.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS APPROVE THE PROPOSED AMENDMENT TO THE OPTION PLAN.

                               AGENDA ITEM THREE
                  APPROVAL OF PERFORMANCE STOCK OPTION AWARDS

PERFORMANCE OPTIONS

    The Board of Directors of the Company has voted to grant to Steven Romaniello, subject to shareholder approval, and is proposing for shareholder approval, options to acquire an aggregate of 26,886 shares of Class A Common Stock of the Company, $.01 par value (the "Shares") pursuant to the Option Plan (the "Performance Options). Mr. Romaniello serves as the Executive Vice President -Franchise Sales and Development of the Company and as a Director. The Performance Options are being submitted to shareholders for approval in response to Section 162(m) of the Code, which imposes limits on the Company's ability to deduct for federal income tax purposes compensation in excess of $1,000,000 paid to certain officers of the Company. The deduction limitation imposed by Section 162(m) does not apply to performance-based compensation that meets certain requirements set forth in Section 162(m) and the payment of which is subject to receipt of shareholder approval. The grant of the Performance Options is also subject to shareholder approval of the increase in the number of shares of Class A Common Stock available for grant under the Option Plan. See "Agenda Item Two--Proposal to Amend Amended and Restated 1996 Stock Option Plan." The Board of Directors unanimously recommends a vote for the proposal to approve the Performance Options.

     The Board of Directors voted to approve the grant of the Performance Options on April 24, 1998, subject to shareholder approval, pursuant to two separate award agreements (each an "Award"). One Award represents an option to acquire 20,166 Shares for a per Share exercise price of $0.1034. The other Award represents an option to acquire 6,720 Shares for a per Share exercise price of $0.11375. In all other respects the Awards are identical.

     The Performance Options will vest and become exercisable only if, when and to the extent the Company attains certain pre-established EBITDA goals (i.e., earnings before consolidated interest, taxes, depreciation, amortization and other non-cash charges, adjusted to exclude one-time non-recurring expenses or credits and certain other specified items) established by the Option Committee ("Performance Goals"), subject to accelerated vesting in full in the event of a change of control of the Company.

     The Performance Options have a term of seven years; provided that in the event of a termination of Mr. Romaniello's employment for any reason (other than a termination by the Company without cause) (i) the unvested portion of the Performance Options will be immediately forfeited and (ii) the vested portion of the Performance Option will remain exercisable until the earliest to occur of (x) the seventh anniversary of the date of grant, (y) one year following the date of Mr. Romaniello's termination of employment due to death or disability, and (z) 30 days following the date of Mr. Romaniello's termination of employment by the Company for cause or by Mr. Romaniello for any reason.

     Payment of the exercise price with respect to the Performance Options may be made in cash or its equivalent or (i) by exchanging Shares owned by Mr. Romaniello (which are not subject to any pledge or other security interest and have been held for at least six months), or (ii) through delivery to the Company of irrevocable instructions to a broker to sell the securities issued upon exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate exercise price upon the sale of such securities.

     The Awards evidencing the Performance Options may be amended by the Committee; provided that any amendment that would impair the rights of Mr. Romaniello shall not to that extent be effective without Mr. Romaniello's consent.

     The Performance Options may not be exercised, and will be forfeited, unless the grant of the Performance Options is approved by the Company's shareholders.

TIME OPTIONS

     In addition to the Performance Options, on April 24, 1998 the Board of Directors voted to grant to Mr. Romaniello, on an unconditional basis, options to acquire an aggregate of 30,921 Shares pursuant to the Option Plan (the "Time Options"). The Company is not soliciting shareholder approval for the grant of the Time Options since these awards may not qualify as performance-based compensation under Section 162(m). The grant of the Time Options, however, is subject to shareholder approval of the increase in the number of shares of Class A Common Stock available for grant under the Option Plan. See "Agenda Item Two--Proposal to Amend Amended and Restated 1996 Stock Option Plan."

     The Time Options will be granted pursuant to two separate award agreements (each a "Time Award"). One Time Award represents an option to acquire 18,824 Shares for a per Share exercise price of $0.1034. The other Time Award represents an option to acquire 12,097 Shares for a per Share exercise price of $0.11375. In all other respects the Time Awards are identical.

     The Time Options will vest and become exercisable with respect to approximately (i) 5% of the number Shares subject thereto on the second anniversary of the grant date, (ii) 45% of the number Shares subject thereto on the third anniversary of the grant date, and (iii) 50% of the number Shares subject thereto on the fourth anniversary of the grant date, subject to accelerated vesting in full in the event of a change of control of the Company or a termination of Mr. Romaniello's employment by the Company without cause.

     The Time Options have a term of seven years; provided that in the event of a termination of Mr. Romaniello's employment for any reason (other than a termination by the Company without cause) (i) the unvested portion of the Time Options, if any, will be immediately forfeited and (ii) the vested portion of the Time Options will remain exercisable until the earliest to occur of (x) the seventh anniversary of the grant date, (y) one year following the date of Mr. Romaniello's termination of employment due to death or disability, and
(z) 30 days following the date of Mr. Romaniello's termination of employment by the Company or by Mr. Romaniello for any reason.

     The Time Options may be exercised by paying the exercise price in the same manner as the Performance Options described above.

FEDERAL INCOME TAX CONSEQUENCES

     The following summary of the federal income tax consequences of the grant and exercise of the Performance Options and Time Options (collectively, the "Options") and the disposition of Shares purchased pursuant to the exercise of such Options, is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address state and local tax considerations.

     No income will be realized by Mr. Romaniello upon grant of the Options. Upon exercise of the Options (or upon vesting of the Options in the event the Options are treated as Shares for federal income tax purposes as a result of the discount from fair market value reflected in the exercise price of the Options), Mr. Romaniello will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying stock over the Option exercise price (the "Spread"). The Spread will be deductible by the Company for federal income tax purposes subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code of compensation paid to executives designated in those sections. Mr. Romaniello's tax basis in the underlying Shares acquired by exercise of the Options will equal the exercise price plus the amount taxable as compensation to Mr. Romaniello. Upon sale of the Shares received by Mr. Romaniello upon exercise of the Option, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period. Mr. Romaniello's holding period for shares acquired pursuant to the exercise of the Options will begin on the date of exercise of such Option (or any earlier date on which he incurs federal income tax in respect of the Option).

     Pursuant to currently applicable rules under section 16(b) of the Exchange Act, the grant of an option (and not its exercise) to a person who is subject to the reporting and short-swing profit provisions under Section 16 of the Exchange Act (a "Section 16 Person") begins the six-month period of potential short-swing liability. The taxable event for the exercise of an option that has been outstanding at least six months ordinarily will be the date of exercise. If an option is exercised by a Section 16 Person within six months after the date of grant, however, taxation ordinarily will be deferred until the date which is six months after the date of grant, unless the person has filed a timely election pursuant to Section 83(b) of the Code to be taxed on the date of exercise. The six month period of potential short-swing liability may be eliminated if the option grant (i) is approved in advance by the Company's board of directors (or a committee composed solely of two or more non-employee directors) or (ii) approved in advance, or subsequently ratified by the Company's shareholders no later than the next annual meeting of shareholders. Consequently, the taxable event for the exercise of an option that satisfies either of the conditions described in clauses (i) or
(ii) above will be the date of exercise.

     The payment by Mr. Romaniello of the exercise price, in full or in part, with previously acquired Shares will not affect the tax treatment of the exercise described above. No gain or loss generally will be recognized by Mr. Romaniello upon the surrender of the previously acquired Shares of the Company, and Shares received by Mr. Romaniello, equal in number to the previously surrendered Shares, will have the same tax basis as the Shares surrendered to the Company and will have a holding period that includes the holding period of the Shares surrendered. The value of Shares received by Mr. Romaniello in excess of the number of Shares surrendered to the Company will be taxable to Mr. Romaniello. Such additional Shares will have a tax basis equal to the fair market value of such additional Shares as of the date ordinary income is recognized, and will have a holding period that begins on the date ordinary income is recognized.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS APPROVE THE PERFORMANCE OPTIONS.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP has served as independent auditors of the Company for the fiscal year ended December 31, 1997 and have been selected by the Board of Directors to serve as independent auditors of the Company for the year ending December 31, 1998. Representatives of Deloitte & Touche LLP are expected to be present at the shareholders' meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                           ANNUAL REPORT ON FORM 10-K

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the Securities and Exchange Commission, is available to shareholders who make written request therefor to the Company's Public Relations Department, 13 Corporate Square, Suite 250, Atlanta, Georgia 30329. Copies of exhibits and basic documents filed with that report or referenced therein will be furnished to shareholders of record upon request.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the Company's 1999 annual meeting must be received at the Company's principal executive offices by January 31, 1999 in order to be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the annual meeting it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

                                BY ORDER OF THE BOARD OF DIRECTORS,

                                /s/ Michael A. Leven

                                Michael A. Leven, Chairman of the Board

ATLANTA, GEORGIA
May 26, 1998

                                                                       Appendix
                       U.S. FRANCHISE SYSTEMS, INC.
                      13 Corporate Square, Suite 250
                          Atlanta, Georgia 30329

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS.

     The annual meeting of shareholders of U.S. Franchise Systems, Inc. (the "Company") will be held on Friday, June 26, 1998 at 4:00 p.m., at the Company's offices, 13 Corporate Square, Suite 250, Atlanta, Georgia 30329, for the following purposes:

    1. To elect ten (10) directors to constitute the Board of Directors, to serve for a term of one year and until their successors are elected and qualified;

// For all nominees listed below             //   WITHHOLD AUTHORITY to
   (except as marked to the contrary              vote for all nominees listed
   below)                                         below



    MICHAEL A. LEVEN, NEAL K. ARONSON, STEVEN ROMANIELLO, DEAN S. ADLER, IRWIN CHAFETZ, DOUGLAS G. GEOGA, RICHARD D. GOLDSTEIN, DAVID T. HAMAMOTO, JEFFREY A. SONNENFELD and BARRY S. STERNLICHT

INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.

     ---------------------------------

     2. To approve an amendment to the Company's Amended and Restated 1996 Stock Option Plan to increase the number of shares of Class A Common Stock available for grant thereunder from 325,000 shares to 725,000 shares;

   //   FOR                //    AGAINST         //   ABSTAIN

    3. To approve the award of performance-based options to purchase an aggregate of 26,886 shares of Class A Common Stock to Steven Romaniello, the Company's Executive Vice President -Franchise Sales and Development and a Director; and

  //    FOR               //     AGAINST        //    ABSTAIN

    4. To vote in accordance with their best judgment with respect to any other matters that may properly come before the meeting and any adjournments or postponements thereof.

     THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ABOVE PROPOSALS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

                  Please date and sign this Proxy exactly as name(s) appears on the mailing label.
                  -------------------------------------------------------------
                  -------------------------------------------------------------


                  Print Name(s):
                                -----------------------------------------------

                  NOTE: When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In the case of joint tenants, each joint owner must sign.


                  Dated:
                        -------------------------------------------------------